Exhibit 99.1

Press Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

FOR IMMEDIATE RELEASE

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2008 THIRD QUARTER RESULTS

Somerset, NJ – May 13, 2008 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for its third fiscal quarter ended March 31, 2008. Catalent recognized net revenue of $453.3 million and EBITDA from continuing operations of $56.5 million for the three months then ended, after giving effect to the Acquisition and related purchase method of accounting adjustments. EBITDA and Adjusted EBITDA as detailed in the attached schedules for the twelve months ended March 31, 2008 were $51.4 million and $342.7 million, respectively. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Lowry, said, “During the quarter, we achieved a significant milestone – we reached our first anniversary as a standalone company. Our separation from Cardinal Health was accomplished ahead of schedule and at a lower cost than originally planned. In the first nine months of fiscal 2008, our revenue and EBITDA have grown 8.2% and 11.5%, respectively, over the prior year period. This growth is due to strength in our Oral and Sterile Technologies segments, as well as the global nature of our business. We continue to invest in our manufacturing network, our advanced technologies, and our capabilities. Our continued focus on Operational Excellence is helping us to improve performance and results, particularly in our Sterile Technologies segment. Our Packaging Services segment has performed below our expectations, particularly in the North American market. We have taken initial actions to address this issue, and expect to show improved performance over the next few quarters. We continue to see strong demand in the market for our offerings overall, and believe that industry fundamentals will continue to drive outsourcing growth for the near term.”

Matthew Walsh, Catalent’s Chief Financial Officer stated, “Sterile Technologies’ financial performance continued to improve this quarter, with revenue up 17.6% and EBITDA strongly ahead of prior year. We have also made significant strides in streamlining cash-cycle working capital, with a reduction of $35 million already achieved year-to-date this year. Our strong liquidity position has enabled us to pursue all of our growth plans.”

The definition of Adjusted EBITDA, which excludes costs related to the separation of Catalent from Cardinal Health, Inc. and costs related to The Blackstone Group’s acquisition of Catalent, among other items, and a reconciliation of Adjusted EBITDA to GAAP results are included in this press release.

Results of Operations – Third Fiscal Quarter Ended March 31, 2008

Net revenue for the three months ended March 31, 2008 was $453.3 million, an increase of $15.4 million, or 3.5%, compared to $437.9 million in the same period for 2007. The increase was primarily due to the effect of the weaker U.S. dollar, which favorably impacted our revenue growth by approximately six percentage points or $25.6 million. Excluding the impact of foreign exchange rates, net revenue decreased by $10.2 million, or 2.3%, primarily due to lower North American volumes in printed components and commercial packaging within our Packaging Services segment. Revenues from the Sterile Technologies segment grew by 12.6% excluding foreign exchange rate impact, due to strong growth from both the new Brussels facility as well as from our blow-fill-seal business. Oral Technologies’ growth was led by Zydis®, which experienced a nearly 22.5% growth in revenues on a constant dollar basis.

Gross margin of $111.2 million decreased by 1.2% or $1.3 million compared to the same period for 2007. The weaker U.S. dollar favorably impacted our gross margin by approximately six percentage points. Approximately $2.2 million of additional depreciation and amortization expenses resulted from the increase in the value of property, plant and equipment recorded as part of the Acquisition.

Selling, general and administrative expenses of $80.1 million increased by approximately 21.2%, or $14.0 million compared to the same period for 2007. Selling, general and administrative expenses include additional depreciation and amortization expenses of approximately $10.1 million associated with the intangibles recorded in connection with the Acquisition and the increase in the value of property, plant and equipment recorded as part of the Acquisition. In addition, the weaker U.S. dollar increased our selling, general and administrative expenses by $3.0 million compared to the comparable period of the prior year. Excluding these fair value adjustments and the impact of foreign exchange rates, selling, general and administrative expenses increased slightly by $0.9 million.

EBITDA from continuing operations for the three months ended March 31, 2008, was $56.5 million, a decrease of $5.7 million or 9.2%, compared to the same period for 2007. EBITDA in our Packaging Services segment decreased $5.2 million, or 31.3%, compared to the same period in 2007, due primarily to lower North American volumes in printed components and commercial packaging. Our unallocated costs increased during the quarter primarily as a result of a $12.8 million unrealized loss on foreign currency translation related to intercompany loans denominated in non-U.S. currencies. These decreases were partially offset by increased EBITDA in our Sterile Technologies segment of $6.5 million due to strong performance of our blow-fill-seal business, and continued growing demand at our new pre-filled syringe facility in Brussels, Belgium. EBITDA for the Oral Technologies segment increased by $3.2 million compared to the same period in 2007, primarily due to the favorable impact of foreign currency translation.

Results of Operations – Nine Months Ended March 31, 2008

Net revenue of $1,355.3 million increased 8.2% or $102.4 million compared to the same period for 2007. The weaker U.S. dollar favorably impacted our revenue growth by approximately six percentage points, or $70.7 million. Excluding the impact of foreign exchange rates, net revenue increased by $31.7 million or 2.5%, primarily due to increased volumes and throughput within our Sterile Technologies segment including increased output from our new sterile facility in Belgium.

Gross margin of $323.8 million increased by 5.8%, or $17.7 million compared to the same period for 2007. The gross margin for the nine months ended March 31, 2008 included an inventory charge and other adjustments of approximately $11.0 million, approximately $10.0 million of which was non-cash, within our Oral Technologies segment. Excluding these inventory and other adjustments, gross margin increased by 9.4% or $28.7 million, primarily due to increased revenues and improved utilization within our Sterile Technologies segment. The weaker U.S. dollar favorably impacted our gross margin by approximately six percentage points.

Selling, general and administrative expenses of $238.6 million increased by approximately 11.4%, or $24.4 million compared to the same period for 2007. The increase is attributable to additional depreciation and amortization expense of approximately $30.4 million associated with the intangibles recorded in connection with the Acquisition and the increase in the value of property, plant and equipment recorded as part of the Acquisition. In addition, the weaker U.S. dollar increased our selling, general and administrative expenses by $7.9 million compared to the comparable period of the prior year. Excluding these fair value adjustments and the impact of foreign exchange rates, selling, general and administrative expenses decreased by $13.9 million or 6.5%, primarily as a result of savings achieved as a standalone company.

EBITDA from continuing operations for the nine months ended March 31, 2008, was $159.1 million, an increase of $16.4 million, or 11.5% compared to the same period for 2007. Sterile Technologies segment EBITDA increased by $21.9 million primarily due to increased revenues and improved utilization of our sterile facilities, including the ramp-up of our new facility in Belgium. The weaker U.S. dollar favorably impacted the Sterile Technologies segment’s EBITDA growth by approximately $1.0 million. The Oral Technologies segment EBITDA increased by 3.5%, or $5.5 million compared to the same period a year ago. This result included the same charge of $11.0 million discussed above. In addition, the segment’s EBITDA was favorably impacted by the weaker U.S. dollar by approximately 6 percentage points, or $9.3 million. Excluding the impact of these items, the Oral Technologies segment’s EBITDA increased by approximately 4.6% or $7.2 million primarily due to increased revenues within the controlled release and Zydis® businesses. The Packaging Services segment EBITDA increased by $0.2 million, primarily due to the impact of favorable foreign exchange rates, which increased segment EBITDA by five percentage points, or $2.5 million. Excluding foreign exchange translation, EBITDA for the Packaging Services segment declined $2.3 million relative to the prior year period principally due to lower volumes primarily in our North American printed components and packaging facilities realized largely in the third quarter.

The Acquisition

On April 10, 2007, an entity controlled by affiliates of The Blackstone Group acquired from Cardinal Health, Inc. (“Cardinal”) certain businesses of the Pharmaceutical Technologies and Services segment (the “Acquired Businesses”) of Cardinal, which now constitute the Company, for an aggregate purchase price of approximately $3.3 billion (the “Acquisition”). The Company has performed an evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. The valuation study resulted in a fair value step-up to real and personal property, inventory and certain identifiable intangible assets. Catalent is in the process of finalizing its purchase accounting information. In connection with the Acquisition, Catalent entered into a senior secured credit facility, consisting of an approximate $1.4 billion aggregate principal term loan, a $350.0 million revolving credit facility and issued $565.0 million of 9  1/2%/ 10  1/4% Senior PIK-Election Notes due 2015 and EUR 225.0 million of 9  3/ 4% Euro-denominated ($300.3 million dollar equivalent) Senior Subordinated Notes due 2017.

Basis of Presentation

These unaudited condensed financial statements as of and for the three and nine months ended March 31, 2008, present the consolidated financial position, results of operations and cash flows of Catalent (the “Successor”) as a stand-alone entity and the combined financial position, results of operations and cash flows of the Acquired Businesses when operated as part of the Pharmaceutical Technologies and Services (“PTS”) segment of Cardinal (hereinafter, the “Predecessor”), for the three and nine months ended March 31, 2007, including adjustments, allocations and related party transactions and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Predecessor’s unaudited financial statements were derived from the consolidated financial statements of Cardinal using the historical results of operations and the historical basis of assets and liabilities of the Predecessor. The Predecessor unaudited condensed financial statements presented may not be indicative of the results that would have been achieved had the Predecessor operated as a separate, stand-alone entity.

Non-GAAP Financial Matters

In addition to disclosing financial results that are determined in accordance with US GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider

EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with US GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with US GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA (“Adjusted EBITDA”). The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable US GAAP measure to EBITDA and Adjusted EBITDA is net earnings (loss). Included in this release is a reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate”, “intend”, “estimate”, “plan”, “project”, “foresee”, “likely”, “may”, “will”, “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our prospectus dated March 6, 2008, filed with the Securities and Exchange Commission on March 6, 2008. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on May 13th beginning at 10:30 a.m. (EDT) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript will also be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 10,000 people at more than 30 facilities worldwide and generates more than $1.7 billion in annual revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions Condensed Statements of Earnings (unaudited, in millions)
	Successor	Predecessor
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Change
			$	%
Net revenue	$453.3	$437.9	$15.4	3.5%
Cost of products sold	342.1	325.4	16.7	5.1%

Gross margin	111.2	112.5	(1.3)	-1.2%
Selling, general and administrative expenses	80.1	66.1	14.0	21.2%
Impairment charges and (gain)/ loss on sale of asset	—	(5.6)	5.6	N.M.
Restructuring and other special items	7.4	13.8	(6.4)	-46.4%

Operating earnings	23.7	38.2	(14.5)	-38.0%
Interest expense, net	51.7	5.1	46.6	N.M.
Other expense, net	9.0	1.6	7.4	N.M.

(Loss)/ earnings before income taxes	(37.0)	31.5	(68.5)	N.M.
Income tax (benefit)/ expense	(5.8)	11.6	(17.4)	N.M.
Minority interest expense, net of tax	1.2	1.3	(0.1)	-7.7%

(Loss)/earnings from continuing operations	(32.4)	18.6	(51.0)	N.M.
Income from discontinued operations, net of tax	1.4	3.2	(1.8)	-56.3%

Net (loss)/ earnings	$(31.0)	$21.8	$(52.8)	N.M.

Catalent Pharma Solutions Selected Segment Financial Data (unaudited, in millions)

	Successor	Predecessor
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Change
			$	%
Oral Technologies
Net revenue	$261.5	$240.9	$20.6	8.6%
Segment EBITDA	62.5	59.3	3.2	5.4%

Sterile Technologies
Net revenue	76.7	65.2	11.5	17.6%
Segment EBITDA	6.3	(0.2)	6.5	N.M.

Packaging Services
Net revenue	125.3	141.6	(16.3)	-11.5%
Segment EBITDA	11.4	16.6	(5.2)	-31.3%

Intersegment Eliminations
Net Revenue	(10.2)	(9.8)	(0.4)	4.1%

Other
Unallocated costs	(23.7)	(13.5)	(10.2)	75.6%

Combined Total
Net revenue	453.3	437.9	15.4	3.5%
EBITDA	$56.5	$62.2	$(5.7)	-9.2%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Condensed Statements of Earnings

(unaudited, in millions)

	Successor	Predecessor	Change
	Nine Months Ended March 31, 2008	Nine Months Ended March 31, 2007
			$	%
Net revenue	$1,355.3	$1,252.9	$102.4	8.2%
Cost of products sold	1,031.5	946.8	84.7	8.9%

Gross margin	323.8	306.1	17.7	5.8%
Selling, general and administrative expenses	238.6	214.2	24.4	11.4%
Impairment charges and (gain)/ loss on sale of asset	0.4	(2.5)	2.9	N.M.
Restructuring and other special items	20.7	21.8	(1.1)	-5.0%

Operating earnings	64.1	72.6	(8.5)	-11.7%
Interest expense, net	153.0	7.7	145.3	N.M.
Other expense, net	28.8	1.6	27.2	N.M.

(Loss)/ earnings before income taxes	(117.7)	63.3	(181.0)	N.M.
Income tax (benefit) expense	(49.8)	7.8	(57.6)	N.M.
Minority interest expense, net of tax benefit	1.5	3.5	(2.0)	-57.1%

(Loss)/ earnings from continuing operations	(69.4)	52.0	(121.4)	N.M.
Loss from discontinued operations, net of tax	(3.1)	(10.6)	7.5	-70.8%

Net (loss)/ earnings	$(72.5)	$41.4	$(113.9)	N.M.

Catalent Pharma Solutions Selected Segment Financial Data (unaudited, in millions)
	Successor	Predecessor	Change
	Nine Months Ended March 31, 2008	Nine Months Ended March 31, 2007
			$	%
Oral Technologies
Net revenue	$753.6	$687.9	$65.7	9.6%
Segment EBITDA	162.4	156.9	5.5	3.5%

Sterile Technologies
Net revenue	221.3	181.8	39.5	21.7%
Segment EBITDA	17.0	(4.9)	21.9	N.M.

Packaging Services
Net revenue	410.7	414.1	(3.4)	-0.8%
Segment EBITDA	51.9	51.7	0.2	0.4%

Intersegment Eliminations
Net Revenue	(30.3)	(30.9)	0.6	-1.9%

Other
Unallocated costs	(72.2)	(61.0)	(11.2)	18.4%

Combined Totals
Net revenue	1,355.3	1,252.9	102.4	8.2%
EBITDA	$159.1	$142.7	$16.4	11.5%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(unaudited, in millions)

	Predecessor April 1 to April 9, 2007	Successor April 10 to June 30, 2007	Combined April 1 to June 30, 2007	Three Months Ended			Last Twelve Months Ended March 31, 2008

				September 30, 2007	December 31, 2007	March 31, 2008

Loss from continuing operations	$(14.6)	$(147.0)	$(161.6)	$(7.8)	$(29.2)	$(32.4)	$(231.0)
Interest expense, net	1.2	44.1	45.3	49.3	52.0	51.7	198.3
Income tax benefit	(9.8)	(21.2)	(31.0)	(24.4)	(19.6)	(5.8)	(80.8)
Depreciation and amortization	2.4	37.2	39.6	40.7	41.6	43.0	164.9

EBITDA	$(20.8)	$(86.9)	$(107.7)	$57.8	$44.8	$56.5	$51.4

Equity compensation	16.4	1.0	17.4	1.8	2.2	3.0	24.4
Impairment charges and (gain)/loss on sale of assets	1.2	(0.2)	1.0	0.4	—	—	1.4
Purchase accounting and special items	0.1	167.3	167.4	4.3	9.0	7.4	188.1
Other non-recurring/one time items	0.1	5.6	5.7	1.7	10.4	(2.6)	15.2
Unrealized foreign currency loss (included in other expense, net) (1)	—	—	—	6.1	10.7	12.8	29.6
Other adjustments	0.4	1.7	2.1	(0.3)	1.3	3.1	6.2
Sponsor monitoring fee	—	2.2	2.2	2.5	2.5	2.5	9.7
Disposition adjustments	0.1	1.2	1.3	(0.9)	2.7	(0.1)	3.0

Subtotal	(2.5)	91.9	89.4	73.4	83.6	82.6	329.0
Estimated cost savings							13.7

Adjusted EBITDA							$342.7

(1)

During the quarters ended September 30, 2007 and December 31, 2007, Catalent did not exclude the unrealized foreign currency loss from the Adjusted EBITDA that is recorded within other expense, net in the consolidated statements of operations. The unrealized foreign currency loss should have been excluded per the definition in Catalent’s credit agreement . The realized foreign exchange gain/(loss) continues to be included in the Adjusted EBITDA.

Catalent has adjusted the Last Twelve Months Adjusted EBITDA for the quarters ended September 30, 2007 and December 31, 2007 to reflect the exclusion of the unrealized foreign currency loss.

	Last Twelve Months
	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008
Previously reported Adjusted EBITDA	$332.5	$339.1	$338.9	$342.7
Unrealized foreign currency gain/loss adjustment	—	6.1	16.8	—

Revised Adjusted EBITDA	$332.5	$345.2	$355.7	$342.7

Catalent Pharma Solutions

Condensed Balance Sheets

(unaudited, in millions)

	As of March 31, 2008	As of June 30, 2007
ASSETS
Current assets:
Cash and equivalents	$68.8	$82.7
Trade receivables, net	297.2	310.3
Inventories, net	218.1	218.9
Prepaid expenses and other	73.2	82.0
Assets held for sale from discontinued operations	54.3	82.3

Total current assets	711.6	776.2

Property and equipment, net	1,069.4	1,056.1
Other non-current assets, including intangible assets	2,110.8	2,030.0

Total assets	$3,891.8	$3,862.3

LIABILITIES and EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$29.6	$36.4
Accounts payable	123.2	114.6
Other accrued liabilities	218.7	174.5
Liabilities from discontinued operations	27.2	36.1

Total current liabilities	398.7	361.6
Long-term obligations, less current portion	2,363.3	2,275.6
Other non-current liabilities	173.3	314.5

Commitments and contingencies

Total equity	956.5	910.6

Total liabilities and equity	$3,891.8	$3,862.3

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, in millions)

	Successor	Predecessor
	Nine Months Ended March 31, 2008	Nine Months Ended March 31, 2007
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	$26.7	$159.9
Net cash used in by operating activities from discontinued operations	(4.1)	(1.2)

Net cash provided by operating activities	22.6	158.7

Cash flows from investing activities
Proceeds from sale of assets	0.4	19.2
Additions to property and equipment	(55.8)	(99.3)

Net cash used in investing activities from continuing operations	(55.4)	(80.1)
Net cash used in investing activities from discontinued operations	(2.1)	(8.9)

Net cash used in investing activities	(57.5)	(89.0)

Cash flows from financing activities
Net change in debt	(31.4)	(34.4)
Equity contribution	14.5	—
Proceeds from long-term obligations, net of issuance costs	—	3.7
Net transfers to Cardinal Health, Inc. and affiliates	—	(63.5)

Net cash used in financing activities from continuing operations	(16.9)	(94.2)
Net cash used in financing activities from discontinued operations	—	—

Net cash used in financing activities	(16.9)	(94.2)

Effect of foreign currency translation on cash	37.9	16.9

Net decrease in cash and equivalents	(13.9)	(7.6)

Cash and equivalents at beginning of period	82.7	133.6

Cash and equivalents at end of period	$68.8	$126.0